Exhibit 10.2

First Amendment to Memorandum of Understanding

This First Amendment to Memorandum of Understanding (“this Amendment”) is made July 3, 2014, between Corinthian Colleges, Inc. and its wholly- and partially-owned subsidiaries (“Corinthian”) and the U.S. Department of Education (“the Department”).  This Amendment amends the Memorandum of Understanding entered into June 22, 2014, by and between the Department and Corinthian (“the Original MOU”).  Contemporaneously with the execution of this Amendment, Corinthian and the Department have executed and delivered an Operating Agreement which is effective as July 8, 2014 (the “Operating Agreement”).

Agreement

1.              The following paragraphs will be added to the Original MOU, at the end of the Section entitled “Immediate Funding”:

•                  Effective as of the date of this Amendment, the Department will allow Corinthian to draw down Title IV student aid funds as an advance against the 21-day delay for student rosters that it will submit by July 7, 2014, and Corinthian may continue to be allowed to draw down Title IV student aid funds for student rosters that it will submit (which rosters it may submit through July 11, 2014), in an aggregate amount not to exceed $35 million (“the Amendment Advance”).  In order to draw down the Amendment Advance, Corinthian must first satisfy the following conditions:

•                  Provide to the Department a detailed list of assets as described in Section I.A.2 of the Operating Agreement.

•                  Provide the Department with a schedule of the disbursements for which the Amendment Advance will be used, which disbursements shall comply with the requirements of Section IV.A of the Operating Agreement.

•                  Provide the Department with the data and documents described in an email dated June 30, 2014 from the Department to Corinthian.

•                  The agreement to provide immediate funding described in this Amendment is conditioned on substantiation by Corinthian, on timely demand by the Department, that the data submitted is accurate and that it is entitled to the Title IV student aid funds it claims, and any further funding will be conditioned on the results of the Department’s subsequent timely review of this data. The Department’s requests for substantiation of the accuracy of data submitted shall be consistent with ordinary course HCM-1 disbursement processing and the data elements described in the second succeeding bullet point below.

•                  In order to request the Amendment Advance, Corinthian will provide a list of eligible students for whom disbursements will be requested, including for each student: OPEID of the institution the student is attending, Name, Social Security Number, Date of Enrollment, Expected Graduation Date, Prior Disbursement Amounts by Program, and Current Disbursement Amounts by Program.

2.              The second paragraph under the heading “Appointment of Monitor” in the Original MOU is amended to delete the parenthetical therein and replace it with the following: “(including, without limitation, any disbursements made pursuant to the terms of this MOU, as amended)”.

3.              This Amendment does not supersede any of the Department’s statutory and regulatory authorities and responsibilities.

ACKNOWLEDGED AND AGREED:

CORINTHIAN COLLEGES, INC.

/s/ Jack D. Massimino
Jack D. Massimino
Chairman of the Board and Chief Executive Officer

U.S. DEPARTMENT OF EDUCATION

/s/ Ted Mitchell
Ted Mitchell
Under Secretary